EXHIBIT 5

HAROLD F. McCART, JR.* JOHN L. BOLING *ALSO MEMBER OF GEORGIA BAR	BOLING & McCART A PROFESSIONAL ASSOCIATION ATTORNEYS AT LAW SUITE 111 1000 RIVERSIDE AVENUE JACKSONVILLE, FLORIDA 32204	TELEPHONE (904) 354-6543 TELECOPY (904) 354-9009

September 10, 2003

Koger Equity, Inc.
225 NE Mizner Boulevard, Suite 200
Boca Raton, FL 33432

Re:	Koger Equity, Inc. 8 1/2% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, (Liquidation Preference $25.00 per share)

Ladies/Gentlemen:

     We have acted as counsel to Koger Equity, Inc., a Florida corporation, (the “Company”) in connection with the preparation and filing of a Preliminary Prospectus Supplement and a Prospectus Supplement (the “Prospectus”) pursuant to Rule 424(b) as promulgated under the Securities Act of 1933, as amended (the “Act”), under a registration statement on Form S-3, Registration Number 333-37919 (which registration statement constituted post-effective amendment number 1 to a registration statement on Form S-3 Registration Number 33-55179), effective November 19, 1997, (the “Registration Statements”) filed with the Securities and Exchange Commission, in respect of up to $300,000,000 of shares of Preferred and Common Stock of the Company pursuant to Rule 415 of the Act. This opinion relates to the offer and sale of up to 2,990,000 shares of 8 1/2% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, (the “Shares”), at a public offering price of $25.00 per Share pursuant to an Underwriting Agreement dated as of September 3, 2003 (the “Underwriting Agreement”) between the Company and Morgan Stanley & Co. Incorporated.

     We have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigation of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida.

Koger Equity, Inc.
Page Two
September 10, 2003

2.	The issuance of the Shares have been validly authorized and, upon issuance and sale pursuant to the Underwriting Agreement, the Shares will be legally issued, fully paid and nonassessable, and the holders of the Shares will be entitled to the benefits of the holders of the Shares which they have acquired.

     We are admitted to the Bar of the State of Florida and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

     We hereby consent to the filing of this opinion as an Exhibit to a Form 8-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and to the reference to our firm in the Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Boling & McCart

Boling & McCart